EXHIBIT 10.2
FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT
This is the Fourth Amendment to the Employment Agreement (“Agreement”) between Lindsay Corporation, a Delaware corporation (“LINDSAY”) and Richard W. Parod (“PAROD”), which was entered into on March 8, 2000, and under which PAROD commenced employment on April 5, 2000, and was previously amended on May 2, 2003, December 22, 2004, and March 20, 2007.
I.
     Paragraph 22 of the Agreement is hereby added to read as follows:
“22. Section 409A. The provisions set forth in Appendix A hereto are hereby added to the Agreement and incorporated by reference therein to comply with Section 409A of the Internal Revenue Code (“Section 409A”).”
II.
All other terms and conditions of the Agreement are hereby ratified and confirmed. All defined terms which are used herein shall have the same meaning as in the Agreement, except as modified herein.
IN WITNESS WHEREOF, the parties have executed the Fourth Amendment to the Agreement to be effective on the later date set forth below when the Agreement has been executed by both parties.

RICHARD W. PAROD	LINDSAY CORPORATION

/s/ Richard W. Parod	/s/ Michael N. Christodolou

Richard W. Parod	Michael N. Christodolou
Chairman of the Board
Date: December 22, 2008	Date: December 15, 2008

APPENDIX A TO
EMPLOYMENT AGREEMENT WITH RICHARD W. PAROD
I.R.C. § 409A
This Appendix A modifies and clarifies certain terms and conditions of the Employment Agreement (“Agreement”) between Lindsay Corporation (“Lindsay” or “Company”) and Richard W. Parod (“Parod” or “Employee”), as amended. The purpose of this Amendment is to comply with Section 409A of the Internal Revenue Code (“Section 409A”).
1. Termination of Employment. To the extent that the Agreement provides for any termination payments to be made or provided to Employee as a result of involuntary termination of employment without cause, Employee will be considered to have experienced a termination of employment when Employee has a “separation from service” within the meaning of Section 409A.
     In general, Employee will have a “separation from service” within the meaning of Section 409 as of the date that the level of bona fide services that Employee is expected to perform permanently decreases to no more than 20% of the average level of bona fide services that Employee performed over the immediately preceding 36-month period.
For these purposes, “services” include services that Employee provides as an employee or as an independent contractor. In addition, in determining whether Employee has experienced a “separation from service,” the Company is obligated to take into account services Employee provides both for it and for any other corporation that is a member of the same “controlled group” of corporations as the Company under Section 414(b) of the Internal Revenue Code or any other trade or business (such as a partnership) which is under common control with the Company as determined under Section 414(c) of the Internal Revenue Code, in each case as modified by Section 409A. In general, this means that the Company will consider services Employee provides to any corporation or other entity in which Lindsay Corporation, directly or indirectly, possesses at least 50% of the total voting power or at least 50% of the total value of the equity interests.
2. Release and Timing of Termination Payments. If Employee is required to deliver a Release to the Company in order to receive termination payments under the Agreement, the Release shall be delivered to Company not later than 30 days following Employee’s “separation from service.” Except as provided in Paragraph 3 below, if a Release is required, Employee’s lump sum termination payment shall be paid in full on the first regular payday following Employee’s “separation from service” after Employee’s right to revoke the Release pursuant to applicable law has lapsed, but in no event later than ninety (90) days following Employee’s “separation from service.”
3. Required Delay in Payment for “Specified Employees”. Each of the payments under the Agreement shall be considered a separate payment for purposes of Section 409A. Notwithstanding any provision to the contrary in this Agreement, if (a) Employee is a “specified employee” within the meaning of Section 409A for the period in which any payment or benefit under this Agreement would otherwise commence or be made, and (b) such payment or benefit under this Agreement would otherwise subject Employee to any tax, interest or penalty imposed under Section 409A if the payment or benefit were to commence or be made within six months of Employee’s termination of employment with the Company, then all such payments or benefits that would otherwise be paid during the first six months after Employee’s “separation from service” within the meaning of Section 409A shall be accumulated and shall be paid on the earlier of (1) the first day which is at least six months after Employee’s “separation from service” within the meaning of Section 409A or (2) the date of Employee’s death.

4. Reimbursements. If Employee is entitled to receive during or following termination of employment any reimbursements that constitute deferred compensation for purposes of Section 409A, (a) any such reimbursements shall be paid no later than the last day of the calendar year following the calendar year in which the related expense was incurred; (b) the amounts eligible for reimbursement in any calendar year shall not affect the amounts eligible for reimbursement in any other calendar year, and (c) the right to reimbursement is not subject to liquidation in exchange for any other payment or benefit.
5. No Liability of Company. Lindsay Corporation shall not be liable to Employee for any taxes, interest or penalties which may be imposed on Employee under Section 409A or corresponding provisions of state laws.